SUB-ADVISORY AGREEMENT

AGREEMENT made as of the 30th day of June, 2014, by and between AssetMark, Inc., a California corporation (the “Advisor”), and River Road Asset Management, LLC (the “Sub-Advisor”).

WHEREAS, the Advisor and the Sub-Advisor are registered investment advisers under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and engage in the business of providing investment management services; and

WHEREAS, GPS Funds I (the “Trust”) is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), and is authorized to create, and currently consists of, separate series of shares, each representing interests in a separate mutual fund managed according to its own investment objectives and policies; and

WHEREAS, the Advisor serves as investment adviser to the series of the Trust under an Investment Advisory Agreement dated August 30, 2013 (the “Advisory Agreement”) and, pursuant to authority contained in the Advisory Agreement, retained the Sub-Advisor to assist the Advisor in the provision of a continuous investment program for that portion of one or more of the Trust’s series’ (each a “Fund”) assets that the Advisor assigned to the Sub-Advisor (the “Sub-Advisor Assets”) pursuant to a Sub-Advisory Agreement dated August 30, 2013 (the "Old Sub-Advisory Agreement"); and

WHEREAS, in connection with a change in control of the Sub-Advisor effective on the date first written above, the Old Sub-Advisory Agreement terminated automatically as required under the 1940 Act; and

WHEREAS, the Board of Trustees of the Trust approved this Agreement to replace the Old Sub-Advisory Agreement, and the parties hereto desire to enter into this Agreement so that the Sub-Advisor can continue to assist the Advisor in the provision of a continuous investment program for the Sub-Advisor Assets, subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of mutual covenants recited below, the parties agree and promise as follows:

1.           Appointment as Sub-Advisor.  The Advisor hereby appoints the Sub-Advisor to act as investment adviser for and to manage the Sub-Advisor Assets, subject to the supervision of the Advisor and the Board of Trustees of the Trust, and subject to the terms of this Agreement; and the Sub-Advisor hereby accepts such appointment.  In such capacity, the Sub-Advisor shall be responsible for the investment management of the Sub-Advisor Assets.  The Sub-Advisor agrees to exercise the same degree of skill, care and diligence in performing its services under this Agreement as the Sub-Advisor exercises in performing similar services with respect to other fiduciary accounts for which the Sub-Advisor has investment responsibilities, and that a prudent manager would exercise under the circumstances.

2.           Duties of the Sub-Advisor.

(a)           Investments.  The Sub-Advisor is hereby authorized and directed and hereby agrees, subject to the stated investment objectives, policies and restrictions of each Fund as set forth in such Fund’s prospectus and statement of additional information as currently in effect and as amended from time to time (collectively referred to as the “Prospectus”) and subject to the directions of the Advisor and the Trust’s Board of Trustees, to purchase, hold and sell investments for the Sub-Advisor Assets and to monitor such investments on a continuous basis.  In providing these services, the Sub-Advisor will conduct an ongoing program of investment, evaluation and, if appropriate, sale and reinvestment of the Sub-Advisor Assets.

The Sub-Advisor acknowledges that the purchase, acquisition, or possession of securities issued by the Fund’s advisor or distributor or any affiliated entities of such advisor or distributor (collectively referred to as “Affiliated Securities”) by the Fund is prohibited under the 1940 Act.  Accordingly, the Sub-Advisor is directed and hereby agrees to refrain from the purchase, acquisition, or possession on behalf of the Fund of Affiliated Securities.  The Advisor shall provide Sub-Advisor an initial list of Affiliated Securities that are publicly traded, including the relevant identifying security information, as of the Effective Date, and shall notify the Sub-Advisor of any changes to the list on a quarterly basis.  The Sub-Advisor shall not be responsible for compliance with the list until the Sub-Advisor has confirmed receipt in writing, which confirmation shall be given within a reasonable period of time.

The Advisor agrees to provide the Sub-Advisor information concerning: (i) a Fund; (ii) its assets available or to become available for investment; and (iii) the conditions of a Fund’s or the Trust’s affairs as relevant to the Sub-Advisor.

 (b)           Compliance with Applicable Laws, Governing Documents and Compliance Procedures.  In the performance of its duties and obligations under this Agreement, the Sub-Advisor shall, with respect to Sub-Advisor Assets, (i) act in conformity with: (A) the Trust’s Agreement and Declaration of Trust (the “Declaration of Trust”) and By-Laws; (B) the Prospectus; (C) the policies and procedures for compliance by the Trust with the Federal Securities Laws (as that term is defined in Rule 38a-1 under the 1940 Act) provided to the Sub-Advisor (together, the “Trust Compliance Procedures”); and (D) the instructions and directions received in writing from the Advisor or the Trustees of the Trust; and (ii) conform to, and comply with, the requirements of the 1940 Act, the Advisers Act, and all other federal laws applicable to registered investment companies that relate to the Sub-Advisor’s duties under this Agreement.  The Advisor will provide the Sub-Advisor with any materials or information that the Sub-Advisor may reasonably request to enable it to perform its duties and obligations under this Agreement.

The Advisor will provide the Sub-Advisor with reasonable (30 days) advance notice, in writing, of: (i) any change in a Fund’s investment objectives, policies and restrictions as stated in the Prospectus; (ii) any change to the Declaration of Trust or By-Laws; and (iii) any material change in the Trust Compliance Procedures; and the Sub-Advisor, in the performance of its duties and obligations under this Agreement, shall manage the Sub-Advisor Assets consistently with such changes, provided the Sub-Advisor has received such prior notice of the effectiveness of such changes from the Trust or the Advisor.  In addition to such notice, the Advisor shall provide to the Sub-Advisor a copy of a modified Prospectus and copies of the revised Trust Compliance Procedures, as applicable, reflecting such changes.  As it relates to other instructions and directions received in writing from the Advisor or the Trustees, the Sub-Advisor shall only be responsible for compliance with such instructions or directions upon the Sub-Advisor’s confirmed receipt of such in writing.  The Sub-Advisor hereby agrees to provide to the Advisor in a timely manner, in writing, such information relating to the Sub-Advisor and its relationship to, and actions for, a Fund as may be required to be contained in the Prospectus or in the Trust’s registration statement on Form N-1A, or otherwise as reasonably requested by the Advisor.

In order to assist the Trust and the Trust’s Chief Compliance Officer (the “Trust CCO”) to satisfy the requirements contained in Rule 38a-1 under the 1940 Act, the Sub-Advisor shall provide to the Trust CCO:  (i) direct access to the Sub-Advisor’s chief compliance officer (the “Sub-Advisor CCO”), as reasonably requested by the Trust CCO; (ii) a completed quarterly informational questionnaire regarding the Sub-Advisor’s compliance program and participation in a quarterly telephone call with the Trust CCO to discuss the responses on the questionnaire; (iii) quarterly reports confirming that the Sub-Advisor has complied with the Trust Compliance Procedures in managing the Sub-Advisor Assets; and (iv) quarterly certifications indicating whether there were Material Compliance Matters (as that term is defined by Rule 38a-1(e)(2)) that arose under the Trust Compliance Procedures that related to the Sub-Advisor’s management of the Sub-Advisor Assets.

(c)           Sub-Advisor Compliance Policies and Procedures.  The Sub-Advisor shall promptly provide the Trust CCO with copies of:  (i) the Sub-Advisor’s policies and procedures for compliance by the Sub-Advisor with the Federal Securities Laws (together, the “Sub-Advisor Compliance Procedures”), and (ii) any material changes to the Sub-Advisor Compliance Procedures.  The Sub-Advisor shall cooperate fully with the Trust CCO so as to facilitate the Trust CCO’s performance of the Trust CCO’s responsibilities under Rule 38a-1 to review, evaluate and report to the Trust’s Board of Trustees on the operation of the Sub-Advisor Compliance Procedures, and shall promptly report to the Trust CCO any Material Compliance Matter arising under the Sub-Advisor Compliance Procedures involving the Sub-Advisor Assets.  The Sub-Advisor shall provide to the Trust CCO:  (i) quarterly reports confirming the Sub-Advisor’s compliance with the Sub-Advisor Compliance Procedures in managing the Sub-Advisor Assets, and (ii) certifications indicating whether there were Material Compliance Matters involving the Sub-Advisor that arose under the Sub-Advisor Compliance Procedures that affected the Sub-Advisor Assets.  At least annually, the Sub-Advisor shall provide a certification to the Trust CCO confirming that the Sub-Advisor has in place and has implemented policies and procedures that are reasonably designed to ensure compliance by the Sub-Advisor with the Federal Securities Laws.

(d)           Voting of Proxies.  Unless otherwise instructed by the Advisor or the Trust, the Sub-Advisor shall have the power, discretion and responsibility to vote, either in person or by proxy, all securities in which the Sub-Advisor Assets may be invested from time to time, and shall not be required to seek instructions from the Advisor, the Trust or a Fund.  The Sub-Advisor shall also provide its Proxy Voting Policy (the “Proxy Policy”) and, if requested by the Advisor, a summary of such Proxy Policy suitable for including in the Prospectus, and will provide the Advisor with any material amendment to the Proxy Policy within a reasonable time after such amendment has taken effect.  The Advisor agrees to instruct the custodian or other relevant entity to forward all proxy materials and related shareholder communications to the designee provided by the Sub-Advisor promptly upon receipt.  The Sub-Advisor shall not be liable with regard to the voting of proxies or other corporate actions if the proxy materials and related communications are not received in a timely manner.  The Sub-Advisor may, but is not required to, take any action or render any advice with respect to securities presently or formerly held as part of the Sub-Advisor Assets, or the issuers thereof, which become the subject of any legal proceedings, including bankruptcies.  The Sub-Advisor agrees to forward to Advisor any proof of claims forms and all related materials it receives about such proceedings.

(e)           Agent.  Subject to any other written instructions of the Advisor or the Trust, the Sub-Advisor is hereby appointed the Advisor’s and the Trust’s agent and attorney-in-fact for the limited purposes of executing account documentation, agreements, contracts and other documents as the Sub-Advisor shall be requested by brokers, dealers, counterparties and other persons in connection with its management of the Sub-Advisor Assets, provided that the Sub-Advisor’s actions in executing such documents shall comply with federal regulations, all other federal laws applicable to registered investment companies and the Sub-Advisor’s duties and obligations under federal law, this Agreement and the Trust’s governing documents.

(f)           Brokerage.  The Sub-Advisor will place orders pursuant to the Sub- Advisor’s investment determinations for a Fund either directly with an issuer or with any broker or dealer selected by the Sub-Advisor.  In executing portfolio transactions and selecting brokers or dealers, the Sub-Advisor will use its best efforts to seek, on behalf of a Fund, the best overall execution available.  In assessing the best overall terms available for any transaction, the Sub-Advisor shall consider all factors that it deems relevant, including the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any, both for the specific transaction and on a continuing basis.

In evaluating the best overall terms available, and in selecting the broker or dealer to execute a particular transaction, the Sub-Advisor may also consider the brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) provided to a Fund and/or other accounts over which the Sub-Advisor may exercise investment discretion.  The Sub-Advisor is authorized to pay to a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction for any of the Funds that is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if, but only if, the Sub-Advisor determines in good faith that such commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of that particular transaction or in terms of the overall responsibilities of the Sub-Advisor to a Fund and/or other accounts over which Sub-Advisor may exercise investment discretion.  Such authorization is subject to termination at any time by the Advisor or by the Board of Trustees of the Trust for any reason.  The termination of the authorization will only be effective upon the Sub-Advisor’s confirmed receipt in writing that the notice of termination has been received.

Under no circumstances will the Sub-Advisor compensate a broker or dealer for any promotion or sale of Fund shares, or the promotion of the AssetMark, Inc.  investment platform, by directing to the broker or dealer: (i) portfolio securities transactions on behalf of the Fund; or (ii) any remuneration, including but not limited to any commission, mark-up, mark-down, or other fee (or portion thereof) received or to be received from such portfolio transactions effected through any other broker (including a government securities broker) or dealer (including a municipal securities dealer or a government securities dealer).

The Sub-Advisor may only direct the Fund’s portfolio securities transactions to a broker or dealer that promotes or sells Fund shares as permitted by the provisions of the 1940 Act (and the rules thereunder) and the policies and procedures adopted the Trust, as amended from time to time.  The Advisor will provide the Sub-Advisor with a copy of such policies and procedures and any amendments thereto.

The Sub-Advisor, when selecting brokers and dealers to effect the Fund’s portfolio securities transactions, shall not take into account the brokers’ and dealers’ promotion or sale of shares of the Fund or any other registered investment company, or the promotion of the AssetMark, Inc. investment platform.  In addition, the Sub-Advisor shall not enter into any agreement (whether oral or written) or other understanding under which the Sub-Advisor directs, or is expected to direct, the Fund’s portfolio securities transactions, or any remuneration, including but not limited to any commission, mark-up, mark-down, or other fee (or portion thereof) received or to be received from such portfolio transactions effected through any other broker (including a government securities broker) or dealer (including a municipal securities dealer or a government securities dealer); and, to a broker (including a government securities broker) or dealer (including a municipal securities dealer or a government securities dealer) in consideration for the promotion or sale of shares of the Fund or any other registered investment company.

In addition, the Sub-Advisor is authorized to allocate purchase and sale orders for portfolio securities to brokers or dealers that are affiliated with the Advisor, the Sub-Advisor, the Trust’s principal underwriter, or other sub-advisors (if applicable) if the Sub-Advisor believes that the quality of the transaction and the commission are comparable to what they would be with other qualified firms and provided that the transactions are consistent with the Trust’s Rule 17e-1 and/or Rule 10f-3 procedures (as applicable).  The Advisor will identify all brokers and dealers affiliated with the Trust, the Advisor, the Trust’s principal underwriter (and the other Sub-Advisors of the Fund, to the extent such information is necessary for the Sub-Advisor to comply with applicable federal securities laws, other than those whose sole business is the distribution of mutual fund shares, who effect securities transactions for customers.  The Advisor shall promptly furnish a written notice to the Sub-Advisor if the information so provided is no longer accurate and such notice shall only be effective upon Sub-Advisor’s confirmed receipt in writing.

In connection with its management of the Sub-Advisor Assets and consistent with its fiduciary obligation to the Trust and other clients, the Sub-Advisor, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities or futures contracts to be sold or purchased in order to obtain the most favorable price or lower brokerage commissions and efficient execution.  In such event, allocation of the securities or futures contracts so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Sub-Advisor in the manner the Sub-Advisor considers to be, over time, the most equitable and consistent with its fiduciary obligations to the Sub-Advisor Assets and to such other clients.

(g)           Securities Transactions.  In no instance will any Fund’s portfolio securities be purchased from or sold to the Advisor, the Sub-Advisor, the Trust’s principal underwriter, or any affiliated person of the Trust, the Advisor, the Sub-Advisor or the Trust’s principal underwriter, acting as principal in the transaction, except to the extent permitted by the SEC and  the 1940 Act, including Rule 17a-7 thereunder.

The Sub-Advisor agrees that it shall not consult with any other sub-advisor to the Trust with respect to transactions in securities for the Sub-Advisor Assets or any other transactions of Trust assets.

The Sub-Advisor hereby represents that it has implemented policies and procedures that will prevent the disclosure by it, its employees or its agents of the Fund’s portfolio holdings to any person or entity other than the Advisor, the Trust’s custodian, regulators or other persons expressly designated by the Advisor.  Notwithstanding the foregoing sentence, the Sub-Advisor may disclose information regarding the Fund’s portfolio holdings to persons or entities that are subject to appropriate confidentiality arrangements, including the Sub-Advisor’s affiliates, advisers, agents, brokers, auditors, and attorneys as may reasonably be required to perform the services under this Agreement.

(h)           Code of Ethics.  The Sub-Advisor hereby represents that it has adopted policies and procedures and a code of ethics that meet the requirements of Rule 17j-1 under the 1940 Act and Rule 204A-1 under the Advisers Act.  Copies of such policies and procedures and code of ethics and any changes or supplements thereto shall be delivered to the Advisor and the Trust, and any material violation of such policies, and procedures and code of ethics by personnel of the Sub-Advisor, the sanctions imposed in response thereto, and any issues arising under such policies, and procedures and code of ethics shall be reported to the Advisor and the Trust at the times and in the format reasonably requested by the Advisor or the Board of Trustees.

(i)           Books and Records.  The Sub-Advisor shall maintain separate detailed records of all matters pertaining to the Sub-Advisor Assets, including, without limitation, brokerage and other records of all securities transactions. Any records required to be maintained and preserved pursuant to the provisions of Rule 31a-1 and Rule 31a-2 promulgated under the 1940 Act that are prepared or maintained by the Sub-Advisor on behalf of the Trust are the property of the Trust and will be surrendered promptly to the Trust upon request, provided that the Sub-Advisor may maintain copies of all such records.  The Sub-Advisor further agrees to preserve for the periods prescribed in Rule 31a-2 under the 1940 Act the records required to be maintained under Rule 31a-1 under the 1940 Act.

(j)           Information Concerning Sub-Advisor Assets and the Sub-Advisor.  From time to time as the Advisor, and any consultants designated by the Advisor, or the Trust may request, the Sub-Advisor will furnish the requesting party reports on portfolio transactions and reports on Sub-Advisor Assets held in the portfolio, all in such detail as the Advisor, its consultant(s) or the Trust may reasonably request.  The Sub-Advisor will provide the Advisor with information (including information that is required to be disclosed in the Prospectus) with respect to the portfolio managers responsible for Sub-Advisor Assets, any changes in the portfolio managers responsible for Sub-Advisor Assets, any changes in the ownership or management of the Sub-Advisor, or of material changes in the control of the Sub-Advisor.  The Sub-Advisor will promptly notify the Advisor of any pending investigation, material litigation, administrative proceeding or any other significant regulatory inquiry.  Upon reasonable request, the Sub-Advisor will make available its officers and employees to meet with the Trust’s Board of Trustees to review the Sub-Advisor Assets.

(k)           Valuation of Sub-Advisor Assets.  The Sub-Advisor agrees to monitor the Sub-Advisor Assets and to notify the Advisor or its designee on any day on which there is a significant event (as defined in the Trust’s Valuation Procedures) with respect to one or more securities held in the Sub-Advisor Assets that may cause a price to be materially incorrect.  As requested by the Advisor or the Trust’s Valuation Committee, the Sub-Advisor hereby agrees to provide additional assistance to the Valuation Committee of the Trust, the Advisor and the Trust’s pricing agents in valuing Sub-Advisor Assets held in the portfolio.  Such assistance may include fair value pricing of portfolio securities, as requested by the Advisor.  The Sub-Advisor agrees that it will act, at all times, in accordance with the Trust’s Valuation Procedures, and will provide such certifications or sub-certifications relating to its compliance with the Trust’s Valuation Procedures as reasonably may be requested, from time to time, by the Advisor or the Trust.

The Sub-Advisor also will provide such information or perform such additional acts as are customarily performed by a Sub-Advisor and may be required for a Fund or the Advisor to comply with their respective obligations under applicable federal securities laws, including, without limitation, the 1940 Act, the Advisers Act, the 1934 Act, the Securities Act of 1933, as amended (the “1933 Act”) and any rule or regulation thereunder.

(l)           Custody Arrangements.  The Sub-Advisor, on each business day, shall provide the Advisor, its consultant(s) and the Trust’s custodian such information as the Advisor and the Trust’s custodian may reasonably request relating to all transactions concerning the Sub-Advisor Assets.  Neither the Sub-Advisor nor any affiliate of the Sub-Advisor shall act as custodian or trustee of the Sub-Advisor Assets, nor hold money, nor be the registered holder of the Sub-Advisor Assets, nor be the custodian of documents or other evidence of title.

(m)           Foreign Custody.  To the extent applicable, the Sub-Advisor agrees to review a periodic report and related risk analysis provided by the Bank of New York regarding the use of eligible foreign securities depositories, to consider the information contained in and referred to in the report when determining whether to invest Fund assets in foreign jurisdictions where assets would be held in such securities depositories, and, if applicable, to confirm in writing such review and consideration each quarter upon request by Advisor.

(n)           Regulatory Examinations.  The Sub-Advisor will cooperate promptly and fully with the Advisor and/or the Trust in responding to any regulatory or compliance examinations or inspections (including information requests) relating to the Trust, the Fund or the Advisor brought by any governmental or regulatory authorities having appropriate jurisdiction (including, but not limited to, the SEC).

3.           Independent Contractor.  In the performance of its duties hereunder, the Sub-Advisor is and shall be an independent contractor and, unless otherwise expressly provided herein or otherwise authorized in writing, shall have no authority to act for or represent a Fund, the Trust or the Advisor in any way or otherwise be deemed an agent of a Fund, the Trust or the Advisor.

4.           Services to Other Clients.  Nothing herein contained shall limit the freedom of the Sub-Advisor or any affiliated person of the Sub-Advisor to render investment advisory, supervisory and other services to other investment companies, to act as investment adviser or investment counselor to other persons, firms or corporations, or to engage in other business activities.  It is understood that the Sub-Advisor may give advice and take action for its other clients that may differ from advice given, or the timing or nature of action taken, for a Fund.  The Sub-Advisor is not obligated to initiate transactions for a Fund in any security that the Sub-Advisor, its principals, affiliates or employees may purchase or sell for its or their own accounts or other clients.

5.           Expenses.  During the term of this Agreement, the Sub-Advisor will pay all expenses incurred by it in connection with its activities under this Agreement other than the costs of securities, commodities and other investments (including brokerage commissions and other transaction charges, if any) purchased or otherwise acquired, or sold or otherwise disposed of for a Fund.  The Sub-Advisor, at its sole expense, shall employ or associate itself with such persons as it believes to be particularly fitted to assist it in the execution of its duties under this Agreement. The Trust or the Advisor, as the case may be, shall reimburse the Sub-Advisor for any expenses as may be reasonably incurred by the Sub-Advisor, at the request of and on behalf of a Fund or the Advisor. The Sub-Advisor shall keep and supply to the Trust and the Advisor reasonable records of all such expenses.

6.           Compensation.  For the services provided and the expenses assumed with respect to a Fund pursuant to this Agreement, the Sub-Advisor will be entitled to the fee listed for the Fund(s) on Exhibit A.  Such fees will be computed daily and payable in arrears no later than the thirtieth (30th) calendar day following the end of each month, from the Advisor on behalf of the Fund(s), calculated at an annual rate based on the Sub-Advisor Assets’ average daily net assets.

If this Agreement is terminated prior to the end of any calendar month, the fee shall be prorated for the portion of any month in which this Agreement is in effect according to the proportion which the number of calendar days, during which this Agreement is in effect, bears to the number of calendar days in the month, and shall be payable within ten (10) days after the date of termination.

7.           Representations and Warranties of the Sub-Advisor.  The Sub-Advisor represents and warrants to the Advisor and the Trust as follows:

(a)           The Sub-Advisor is registered as an investment adviser under the Advisers Act;

(b)           The Sub-Advisor is a Limited Liability Company duly organized and validly existing under the laws of the State of Delaware, with the power to own and possess its assets and carry on its business as it is now being conducted;

(c)           The execution, delivery and performance by the Sub-Advisor of this Agreement are within the Sub-Advisor’s powers and have been duly authorized by all necessary action on the part of its member and no action by or in respect of, or filing with, any governmental body, agency or official is required on the part of the Sub-Advisor for the execution, delivery and performance by the Sub-Advisor of this Agreement, and the execution, delivery and performance by the Sub-Advisor of this Agreement do not contravene or constitute a default under: (i) any provision of applicable law, rule or regulation; (ii) the Sub-Advisor’s governing instruments; or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon the Sub-Advisor; and

(d)           The Form ADV of the Sub-Advisor previously provided to the Advisor is a true and complete copy of the form as currently filed with the SEC and the information contained therein is accurate and complete in all material respects and does not omit to state any material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading.  The Sub-Advisor will promptly provide the Advisor and the Trust with a complete copy of all subsequent amendments to its Form ADV.

8.           Representations and Warranties of the Advisor.  The Advisor represents and warrants to the Sub-Advisor and the Trust as follows:

(a)           The Advisor is registered as an investment adviser under the Advisers Act;

(b)           The Advisor is a corporation duly organized and validly existing under the laws of the State of California with the power to own and possess its assets and carry on its business as it is now being conducted;

(c)           The execution, delivery and performance by the Advisor of this Agreement are within the Advisor’s powers and have been duly authorized by all necessary action on the part of its Board of Directors, and no action by or in respect of, or filing with, any governmental body, agency or official is required on the part of the Advisor for the execution, delivery and performance by the Advisor of this Agreement, and the execution, delivery and performance by the Advisor of this Agreement do not contravene or constitute a default under: (i) any provision of applicable law, rule or regulation; (ii) the Advisor’s governing instruments; or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon the Advisor;

(d)           The Advisor acknowledges that it received a copy of the Sub-Advisor’s Form ADV prior to the execution of this Agreement;

(e)           The Advisor and the Trust have duly entered into the Advisory Agreement pursuant to which the Trust authorized the Advisor to enter into this Agreement.

9.           Survival of Representations and Warranties; Duty to Update Information.  All representations and warranties made by the Sub-Advisor and the Advisor pursuant to Sections 7 and 8, respectively, of this Agreement shall survive for the duration of this Agreement and the parties hereto shall promptly notify each other in writing upon becoming aware that any of the foregoing representations and warranties are no longer true.

10.           Risk Acknowledgement, Liability and Indemnification.

(a)           Risk Acknowledgement and Liability.  The Sub-Advisor does not guarantee the future performance of the Sub-Advisor Assets or any specific level of performance, the success of any investment decision or strategy that the Sub-Advisor may use, or the success of the Sub-Advisor’s overall management of the Sub-Advisor Assets.  The Advisor understands that investment decisions made for the Sub-Advisor Assets by the Sub-Advisor are subject to various market, currency, economic, political and business risks, and that those investment decisions will not always be profitable.  The Sub-Advisor will manage only the securities, cash and other investments held as part of the Sub-Advisor Assets and in making investment decisions for the Sub-Advisor Assets, the Sub-Advisor will not consider any other securities, cash or other investments owned by Funds.  The duties of the Sub-Advisor shall be confined to those expressly set forth herein, with respect to the Sub-Advisor Assets.  The Sub-Advisor shall not be liable for (i) any loss arising out of any portfolio investment or disposition hereunder, except a loss resulting from willful misfeasance, bad faith or negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder, (ii) any loss arising from the Sub-Advisor’s adherence to the Advisor’s or Trustee’s instructions, or (iii) any act or failure to act by the custodian or any broker or dealer to which the Sub-Advisor directs transactions for the Sub-Advisor Assets, provided that the Sub-Advisor shall (a) use reasonable care in the selection of brokers or dealers (except to the extent Sub-Advisor is following the Advisor’s or Fund’s request regarding brokerage) and (b) promptly notify the Advisor or the Trust’s custodian of any placed trade that does not settle in the ordinary course, and except as otherwise may be provided under provisions of applicable state law that cannot be waived or modified hereby.

(b)           Indemnification.  The Sub-Advisor shall indemnify the Advisor, the Trust and each Fund, and their respective affiliates and controlling persons (the “Sub-Advisor Indemnified Persons”) for any liability and expenses, including reasonable attorneys’ fees, which the Advisor, the Trust or a Fund and their respective affiliates and controlling persons may sustain as a result of the Sub-Advisor’s willful misfeasance, bad faith, negligence, or reckless disregard of its duties hereunder;  provided, however, that the Sub-Advisor Indemnified Persons shall not be indemnified for any liability or expenses which may be sustained as a direct result of the Advisor’s willful misfeasance, bad faith, negligence, or reckless disregard of its duties hereunder, or violation of applicable law.

Notwithstanding any other provision in this Agreement, the Sub-Advisor will indemnify the Advisor, the Trust and each Fund, and their respective affiliates and controlling persons for any liability and expenses, including reasonable attorneys’ fees, to which they may be subjected as a result of their reliance upon and use of the historical performance calculations provided by the Sub-Advisor concerning the Sub-Advisor’s composite account data or historical performance information on similarly managed investment companies or accounts, except that the Advisor, the Trust and each Fund and their respective affiliates and controlling persons shall not be indemnified for a loss or expense resulting from their negligence or willful misconduct in using such numbers, or for their failure to conduct reasonable due diligence with respect to such information.

The Advisor shall indemnify the Sub-Advisor, its affiliates and its controlling persons (the “Advisor Indemnified Persons”), for any liability and expenses, including reasonable attorneys’ fees, howsoever arising from, or in connection with, the Advisor’s breach of this Agreement, or its representations and warranties herein, or as a result of the Advisor’s willful misfeasance, bad faith, negligence, reckless disregard of its duties hereunder, or violation of applicable law; provided, however, that the Advisor Indemnified Persons shall not be indemnified for any liability or expenses which may be sustained as a direct result of the Sub-Advisor’s willful misfeasance, bad faith, negligence, or reckless disregard of its duties hereunder.

11.           Duration and Termination.

(a)           Duration.  This Agreement, unless sooner terminated as provided herein, shall for the Fund(s) listed on Exhibit A attached hereto remain in effect from the later of the date of execution or Board approval as required under the 1940 Act (the “Effective Date.”) for an initial term of two years, and thereafter, for periods of one year, so long as such continuance thereafter is specifically approved at least annually: (i) by the vote of a majority of those Trustees of the Trust who are not interested persons of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval; and (ii) by the Trustees of the Trust, or by the vote of a majority of the outstanding voting securities of each Fund (except as such vote may be unnecessary pursuant to relief granted by an exemptive order from the SEC).  The foregoing requirement that continuance of this Agreement be “specifically approved at least annually” shall be construed in a manner consistent with the 1940 Act and the rules and regulations thereunder.

(b)           Termination.  This Agreement may be terminated as to any Fund at any time, without the payment of any penalty by:  (i) the vote of a majority of the Trustees of the Trust, the vote of a majority of the outstanding voting securities of the Fund, or the Advisor, on not less than 30 days written notice to the Sub-Advisor; or (ii) the Sub-Advisor, on not less than 60 days written notice to the Advisor and the Trust.  This Agreement may also be terminated as to any Fund at any time by any party hereto immediately upon written notice to the other parties in the event of a breach of any material provision of this Agreement by any of the parties.

This Agreement shall not be assigned and shall terminate automatically in the event of its assignment, except as provided otherwise by any applicable rule, SEC order or interpretation, or upon the termination of the Advisory Agreement.  In the event that there is a proposed change in control of the Sub-Advisor that would act to terminate this Agreement, if a vote of shareholders to approve continuation of this Agreement is at that time deemed by counsel to the Trust to be required by the 1940 Act or any rule or regulation thereunder, the Sub-Advisor agrees to assume all reasonable costs associated with soliciting shareholders of the appropriate Fund(s) of the Trust, to approve continuation of this Agreement.  Such expenses include the costs of preparation and mailing of a proxy statement, and of soliciting proxies.

In the event that there is a proposed change in control of the Sub-Advisor that is at that time deemed by Trust counsel to not require a vote of Fund shareholders to approve the continuation of this Agreement, the Sub-Advisor agrees to assume all reasonable costs and expenses (including the costs of mailing) associated with the preparation of an information statement (an “Information Statement”).  In addition, if the Sub-Advisor shall resign, the Sub-Advisor agrees to assume all reasonable costs and expenses (including the costs of mailing) associated with the preparation of an Information Statement.

This Agreement shall extend to and bind the heirs, executors, administrators and successors of the parties hereto.

12.           Amendment.  This Agreement may be amended by mutual consent of the parties, provided that the terms of any material amendment shall be approved by: (a) the Trust’s Board of Trustees, and (b) the vote of a majority of those Trustees of the Trust who are not interested persons of any party to this Agreement cast in person at a meeting called for the purpose of voting on such approval, if such approval is required by applicable law.  In addition, any such amendment shall be approved by a vote of the majority of the Fund’s outstanding voting securities, if such shareholder approval is required by applicable law.

13.           Confidentiality.  Any information or recommendations supplied by either the Advisor or the Sub-Advisor, that are not otherwise in the public domain or previously known to the other party in connection with the performance of its obligations and duties hereunder, including portfolio holdings of the Trust, financial information or other information relating to a party to this Agreement, are to be regarded as confidential (“Confidential Information”) and held in the strictest confidence.  Except as may be required by applicable law or rule or as requested by regulatory authorities having jurisdiction over a party to this Agreement, Confidential Information may be used only by the party to which said information has been communicated and such other persons as that party believes are necessary to carry out the purposes of this Agreement, the custodian, and such persons as the Advisor may designate in connection with the Sub-Advisor Assets.  Nothing in this Agreement shall be construed to prevent the Sub-Advisor from giving other entities investment advice about, or trading on their behalf, in the securities of a Fund or the Advisor.

14.           Use of Names.  During the term of this Agreement, the Advisor shall have permission to use the Sub-Advisor’s name in the name of, and in the marketing of, the Fund, and agrees to furnish the Sub-Advisor at its principal office all marketing materials, prospectuses, proxy statements and reports to shareholders prepared for distribution to shareholders of the Fund or the public, which refer to the Sub-Advisor in any way.  During the term of this Agreement, the Advisor consents to the use of its, the Trust’s, and/or the Fund’s name in a representative client list that the Sub-Advisor or its affiliates may prepare from time to time; provided that the Sub-Advisor agrees that no specific information relating to the Sub-Advisor Assets (e.g. size, performance, etc.) shall be included in any such representative client list.

15.           Notice.  Any notice, advice or report to be given pursuant to this Agreement shall be deemed sufficient if delivered or mailed by registered, certified or overnight mail, postage prepaid addressed by the party giving notice to the other party at the last address furnished by the other party:

(a)	If to the Advisor:
AssetMark, Inc.
1655 Grant Street, 10th Floor
Concord, CA 94520-2445
Attn: Carrie E. Hansen

(b)	If to the Sub-Advisor:
River Road Asset Management, LLC
462 South Fourth Street
Suite 1600
Louisville, KY 40202
Attn: Chief Compliance Officer

16.           Governing Law. This Agreement shall be governed by the internal laws of the State of Delaware, without regard to conflict of law principles; provided, however that nothing herein shall be construed as being inconsistent with the 1940 Act.  Where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is altered by a rule, regulation or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

17.           Entire Agreement.  This Agreement embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings relating to this Agreement’s subject matter.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.

18.           Severability.  If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

19.           Certain Definitions.  For the purposes of this Agreement and except as otherwise provided herein, “interested person,” “affiliated person,” “affiliates,” “controlling persons” and “assignment” shall have their respective meanings as set forth in the 1940 Act, subject, however, to such exemptions as may be granted by the SEC, and the term “Fund” or “Funds” shall refer to those Fund(s) for which the Sub-Advisor provides investment management services and as are listed on Exhibit A to this Agreement.

20.           Captions.  The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first written above.

ADVISOR

ASSETMARK, INC.

By:

Name & Title:

SUB-ADVISOR

RIVER ROAD ASSET MANAGEMENT, LLC

By:

Name & Title:

EXHIBIT A

SUBADVISORY AGREEMENT

BETWEEN ASSETMARK, INC.
 AND
RIVER ROAD ASSET MANAGEMENT, LLC

Effective June 30, 2014

GuideMark Opportunistic Equity Fund

FEE SCHEDULE

ASSETS	COMPENSATION
First $50 million	0.60%
Next $100 million	0.50%
Assets Over $150 million	0.45%